EXHIBIT 99.1

THE READER'S DIGEST ASSOCIATION, INC.
Media: William Adler, (914) 244-7585  william.adler@rd.com
Investor Relations: Richard Clark, (914) 244-5425  richard.clark@rd.com



       READER'S DIGEST REVISES EARNINGS GUIDANCE; $0.10 PER SHARE TO SHIFT
        FROM FIRST TO SECOND QUARTER OF FISCAL 2003 DUE TO TIMING CHANGE
         OF REVENUE RECOGNITION AT REIMAN; FULL-YEAR GUIDANCE UNAFFECTED

PLEASANTVILLE, NY, October 21, 2002 - The Reader's Digest Association, Inc. (NYSE: RDA, RDB) today reported a revision in its earnings guidance for the Fiscal 2003 first quarter ended September 30, 2002 and reconfirmed its guidance for the fiscal year ending June 30, 2003.

         The company has decided to book the revenues and operating profits associated with certain book-marketing programs at Reiman Publications in the second quarter and not the first. As a result of this decision, $25 million in revenues and $16 million in operating profits from Reiman Publications associated with such book-marketing programs will be realized in October and not September as previously expected, resulting in a shift of $0.10 per share from the first quarter to the second quarter. The company reiterated its previously announced full-year EPS guidance of $1.20 to $1.30, which is not affected by the timing shift described above. Previous first-quarter guidance was $0.00 to $0.05.

         The first quarter was the first full reporting period to include results from Reiman since it was acquired by Reader's Digest in May 2002. Previous forecasts for Reiman were based on Reiman's longstanding approach to revenue recognition, dating to when the company was privately held.

         "We determined that it was best to take a more conservative accounting interpretation with respect to certain Reiman marketing programs, which resulted in the recognition of revenue after a 30-day book-preview offer period. This entailed a shift of significant revenues in book sales because a majority of Reiman's book mailings occurred in the last month of the first quarter (September). The results of these marketing


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programs  are  ahead  of  prior-year   results  and  are  within  our  range  of
expectations. This issue solely involves recording the revenues and profits associated with the programs described above in the second quarter instead of the first and has no impact on the results of operations for the full year," said Michael Geltzeiler, Senior Vice President and Chief Financial Officer.

         The Reader's Digest Association, Inc. is a global publisher and direct marketer of products that inform, enrich, entertain and inspire people of all ages and cultures around the world. Revenues were $2.4 billion for the fiscal year ended June 30, 2002. Products include Reader's Digest magazine, the most widely read magazine in the world, published in 19 languages, 48 editions and more than 60 countries. Global headquarters are located at Pleasantville, New York. For information, visit www.rd.com.

         This release may include "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual future results and occurrences to differ materially from the forward-looking statements. The Reader's Digest Association, Inc.'s filings with the Securities and Exchange Commission, including its reports on Forms 10-K, 10-Q and 8-K, contain a discussion of additional factors that could affect future results and occurrences. Reader's Digest does not undertake to update any forward-looking statements.